Collaborative Investment Series Trust 485BPOS

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2024, relating to the financial statements and financial highlights of Mercator International Opportunity Fund, a series of Collaborative Investment Series Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 25, 2024

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 | cohencpa.com

Registered with the Public Company Accounting Oversight Board